Exhibit 10.24
PERFORMANCE EQUITY PAYMENT PROGRAM
DEFERRED SALARY AGREEMENT
     This Performance Equity Payment Program Deferred Salary Agreement made as of the 4th day of January, 2010 (that is, the first business day of January) by and between ALLEGHENY TECHNOLOGIES INCORPORATED, a Delaware corporation (the “Corporation”) and [NAME] (“the Employee”).
     WHEREAS, the Corporation sponsors and maintains the Allegheny Technologies Incorporated Stock 2007 Incentive Plan, as may be amended from time to time (the “Incentive Plan”);
     WHEREAS, the Personnel and Compensation Committee of the Board of Directors (the “Committee”) has authorized certain automatic grants under a Performance Equity Payment Program (“PEPP”) which is a part of the Incentive Plan and the Committee has adopted certain administrative rules to govern the PEPP (the “Rules”);
     WHEREAS, the Corporation desires to encourage the Employee to remain an employee of the Corporation and, during such employment, to contribute substantially to the financial performance of the Corporation and, to provide that incentive, the Corporation has awarded, subject to the performance and employment restrictions described herein, the Employee an aggregate of $                     as deferred salary (“Deferred Salary”);
     WHEREAS, the Deferred Salary is subject to the Corporation’s attainment of the performance requirements set forth in Paragraph 3(b) (the “Performance Criteria”) and the Employee’s remaining as an employee of the Corporation for the Restricted Period, except for reasons of death, Disability or Retirement; and
     WHEREAS, the Corporation and the Employee desire to evidence the award of the Deferred Salary for the 2010 year and the terms and conditions applicable thereto in this Performance Equity Payment Program Deferred Salary Agreement.
     NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound, the Corporation and the Employee agree as follows:
     1. Grant of Deferred Salary Subject to Restrictions. The Corporation hereby grants to the Employee, as of the date first written above, the Deferred Salary subject to the restrictions and other terms and conditions set forth herein. The Deferred Salary shall be held in the custody of the Corporation or its designee until the expiration of the applicable Restrictions.
     2. Restrictions. The following restrictions shall apply to the Deferred Salary:

     (a) The Deferred Salary may not be transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of during the “Restriction Period” as defined below.
     (b) The Deferred Salary is subject to forfeiture during the Restriction Period in accordance with Paragraph 4 of this Agreement.
     (c) The Deferred Salary shall be held in custody by the Corporation or its designee until such time as the Performance Criteria are attained and the Restriction Period shall have been deemed completed.
     3. Term of Restriction.
     (a) Subject to the forfeiture provisions of Paragraph 4 of this Agreement, the Restrictions shall lapse with respect to the Deferred Salary on the December 31, 2010 if (i) the Employee is an employee of the Corporation on December 31, 2010, if a business day and, if not a business day, on the business day next preceding December 31, 2010 and (ii) the Committee determines the Performance Criteria for 2010 will have been met.
     (b) For purposes of this Agreement, the “Performance Criteria” shall mean that the income before taxes of the Corporation, measured under GAAP, shall be at or exceed breakeven, in the aggregate, for the 2010 fiscal year of the Corporation. The period for measuring the Performance Criteria shall end as of December 31, 2010 and the Committee shall as promptly as possible as of December 31, 2010 estimate whether the Performance Criteria for 2010 have been met.
     (c) The period from the Date of Grant until the lapse of the applicable Restrictions and employment continuation obligations with respect to the Deferred Salary is the “Restriction Period” for purposes of this Agreement.
     (d) On December 31, 2010, if a business day or, if not a business day, on the next preceding business day without a forfeiture of the applicable Shares Subject to Restrictions, and upon the satisfaction of all other applicable conditions as to such Shares Subject to Restrictions, the Corporation shall deliver or cause to be delivered to the Employee the Deferred Salary, net of withholding for taxes.
     4. Forfeiture of Deferred Salary Subject to Restrictions. If Employee’s employment with the Corporation and all of its direct or indirect subsidiaries is terminated by either party for any reason, including, but not limited to, the involuntary termination of the Employee’s employment with the Corporation for any reason, with or without cause, other than the Employee’s death, disability or retirement with the consent of the Corporation when the Employee is at least 55 years of age with at least five years of service (“Retirement”), all rights of the Employee to the Deferred

Salary which remain subject to the Restrictions shall terminate immediately and be forfeited in their entirety. If the Employee dies or becomes disabled during the Restriction Period, the Deferred Salary will immediately vest. If the Employee retires with the consent of the Corporation when the Employee is at least 55 years of age with at least five years of service, the Employee (or the Employee’s beneficiary) shall receive the Deferred Salary when, if and to the extent, the Restrictions lapse under Paragraph 3 in a proportion determined by multiplying the amount of the Deferred Salary by a fraction, the numerator of which is the number of days following the Date of Grant to and including the last day of the Employee’s employment and the denominator is 365.
     5. Change of Control. All Deferred Salary shall fully vest in the event of a Change of Control as defined in the Administrative Rules.
     6. Withholding. The Corporation or its direct or indirect subsidiary may withhold from the amount of the Deferred Salary any cash amount payable hereunder or any other cash payments due to Employee all taxes, including social security taxes, which the Corporation or its direct or indirect subsidiary is required or otherwise authorized to withhold with respect to the Deferred Salary.
     7. No Right to Continued Employment; Effect on Benefit Plans. This Agreement shall not confer upon Employee any right with respect to continuance of his or her employment or other relationship, nor shall it interfere in any way with the right of the Corporation or its direct or indirect subsidiary to terminate his or her employment or other relationship at any time. Income realized by Employee pursuant to this Agreement shall be included as base salary, compensation or similar terms for determining benefits under the Company’s Supplemental Pension Plan and Restoration Plan but not for any other benefit or compensation plan in which Employee may be enrolled or for which Employee may become eligible unless otherwise specifically provided for in such plan.
     8. Employee Representations. In connection with the issuance of the Deferred Salary Award, Employee represents the following:
     (a) Employee has reviewed with Employee’s own tax advisors, the federal, state, local and foreign tax consequences of this Agreement and the transactions contemplated hereby. Employee is relying solely on such advisors and not on any statements or representations of the Corporation or any of its agents. Employee understands that Employee (and not the Corporation) shall be responsible for Employee’s own tax liability that may arise as a result of this Agreement and the transactions contemplated hereby.
     (b) Employee has received, read and understood this Agreement and the Incentive Plan and the Rules and agrees to abide by and be bound by their respective terms and conditions.

     11. Miscellaneous.
     (a) Governing Law. This Agreement shall be governed and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania without regard to such Commonwealth’s principles of conflicts of laws.
     (b) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto. Neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation without the consent of all parties hereto.
     (c) Entire Agreement; Amendment. This Agreement, as supplemented by the Plan and the Rules, contains the entire understanding between the parties hereto with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, with respect to the subject matter of this Agreement. This Agreement may not be amended or modified without the written consent of the Corporation and Employee.
     (d) Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original and all of which together shall constitute one document.
     (e) Definitions. Initially capitalized terms not otherwise defined in this Performance Equity Payment Program Deferred Salary Agreement shall have the meanings ascribed thereto in the Incentive Plan or the Rules, as applicable.
     IN WITNESS WHEREOF, the parties have executed this Performance Equity Payment Program Deferred Salary Agreement as of the date first written above.
ALLEGHENY TECHNOLOGIES INCORPORATED

By:
	Name:	Jon D. Walton
	Title:	Executive Vice President, Human Resources, Chief Legal and Compliance Officer

PARTICIPANT	WITNESS

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